Board of Trustees and Shareholders
Security Capital Pacific Trust

Gentlemen:

  Re: Registration Statements Nos. 333-4455, 333-9615, 33-86444, 33-78402, 33-
71040, 33-44631, and 33-25317

  With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 12, 1996 related to our review of interim financial information.

  Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 14, 1996